Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Keoni Wagner (808) 838-6778
Monday, February 4, 2008		Keoni.Wagner@HawaiianAir.com

Hawaiian Airlines Signs Purchase Agreement with Airbus

for Delivery of 12 New Wide-Body Aircraft

Agreement Paves the Way for Long-Range Fleet and Route Expansion

HONOLULU — Having reached key labor agreements with its pilot and flight attendant unions on the introduction of new aircraft, Hawaiian Airlines today announced that it has signed a definitive purchase agreement with Airbus to acquire 12 new long-range wide-body aircraft and secure purchase rights for an additional 12 aircraft.

The transaction, which follows a Memorandum of Understanding announced in November 2007, is the first step in a phased fleet plan designed to replace Hawaiian’s current wide-body fleet of 18 aircraft, expand its long-range fleet, and enable it to open new routes to more distant markets on a nonstop basis from Hawaii.

Under the signed Purchase Agreement, Hawaiian is acquiring six wide-body A330-200 aircraft and six A350XWB-800 (Extra Wide-Body) aircraft, and purchase rights for an additional six A330-200s and six A350XWB-800s. The agreement has a total list-price value of approximately $4.4 billion if all of the purchase rights are exercised.

With Hawaiian’s long-term fleet direction now established, President and CEO Mark Dunkerley said the company will move to secure additional aircraft in the leasing market for entry into service between 2009 and 2012.

“One of the key features of our fleet plan and the transaction we structured with Airbus is flexibility. With some aircraft purchased, some to be leased and having options for others, Hawaiian will be able to scale its fleet according to needs and opportunities over the next two decades,” Dunkerley said.

“This investment sets Hawaiian on course for future growth built on a renewed and expanded aircraft fleet and with the capability to fly nonstop between Hawaii and virtually any major visitor market in the world.

“I want to thank and commend the leadership of our unions for demonstrating a shared vision and commitment to building a successful and profitable future for Hawaiian that serves the interests of our customers and employees, maximizes shareholder value and contributes even more to the growth of Hawaii’s tourism economy,” Dunkerley added.

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The Purchase Agreement provides for delivery of two A330-200 aircraft in calendar 2012; three A330-200 aircraft in calendar 2013; one A330-200 aircraft in calendar 2014; two A350XWB-800 aircraft in calendar 2017; two A350XWB-800 aircraft in calendar 2018; one A350XWB-800 aircraft in calendar 2019; and one A350XWB-800 aircraft in calendar 2020.

The wide-body twin-engine, twin-aisle A330-200 will seat 305 passengers in a two-class configuration. With an operating range of 5,500 nautical miles, the A330 can fly significantly farther than Hawaiian’s current fleet and will provide the ability to serve all of North America and points in eastern Asia nonstop from Hawaii. In addition, the A330 carries 45 more passengers and is more fuel-efficient than Hawaiian’s current fleet.

The extra-wide-body A350XWB-800 will seat 322 passengers in a two-class configuration and have a range of 8,300 nautical miles, which will give Hawaiian the capability to fly nonstop between Hawaii and Asia, Australasia, the Americas and Europe. The A350 carries 24 percent more passengers and is 20 percent more fuel-efficient per seat mile than Hawaiian’s current fleet.

Terms of the agreement were not disclosed.

About Hawaiian Airlines

The nation’s top-ranked airline for service in the 2007 Airline Quality Ratings, Hawaiian also led all U.S. carriers in on-time performance for 2004, 2005 and 2006 (including a record 36 consecutive months from November 2003 to October 2006,) and in fewest misplaced bags for 2005 and 2006, as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian as the top domestic airline serving Hawaii.

Now in its 79th year of continuous service in Hawaii, Hawaiian is the state’s biggest and longest-serving airline, as well as the second largest provider of passenger air service between the U.S. mainland and Hawaii. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities than any other airline (nine), as well as service to Australia, American Samoa and Tahiti. Hawaiian also provides approximately 100 daily jet flights among the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (AMEX: HA). Additional information is available at HawaiianAirlines.com.